Exhibit 34.3

[logo]Ernst & Young               Ernst & Young LLP       Phone: (703) 747-1000
                                  8484 Westpark Drive     www.ey.com
                                  McLean, VA 22102

             Report of Independent Registered Public Accounting Firm

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria that Chevy Chase Bank, F.S.B. (the Bank) complied with the servicing criteria set forth in
Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the residential mortgage loans platform, except for the instances of material noncompliance described therein, as of and for the year ended December 31, 2007 and except for 1122 (d)(1)(iii), 1122 (d)(3)(i.)(c.), 1122(d)(3)(i.)(d.), and
1122 (d)(4)(xv), which the Bank has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. Our responsibility is to express an opinion on management's assertion about the Bank's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122 (d)(2)(vii) (b) and (d) applicable to the Bank during the year ended December 31, 2007. Reconciliations were prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts, however in certain instances, these reconciliations were not prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements. Further, the reconciliations did not contain explanations for all reconciling items and the reconciling items were not resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

The information in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria in Item 2 of Appendix B (i.e. remediation procedures) is presented by the Bank for informational purposes. Such information has not been subjected to the procedures applied in our examination of management's assertion as described above, and accordingly, we express no opinion.


                   A Member Practice of Ernst & Young Global

[logo]Ernst & Young               Ernst & Young LLP

In our opinion, except for the material noncompliance described in the third paragraph, the Bank complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended December 31, 2007.

                                        /s/ Ernst & Young LLP

February 22, 2008